Exhibit 99.1

For more information, contact:
Novatel Wireless	The Blueshirt Group, Investor Relations
Dan Halvorson	Chris Danne, Rakesh Mehta
Chief Financial Officer	(415) 217-7722
(858) 320-8821	chris@blueshirtgroup.com
www.novatelwireless.com	rakesh@blueshirtgroup.com

FOR IMMEDIATE RELEASE

NOVATEL WIRELESS REPORTS RECORD QUARTERLY AND FULL YEAR

REVENUES

Fourth Quarter Revenues Increase 46% Year over Year and 16% Sequentially

SAN DIEGO, CA — February 22, 2006 — Novatel Wireless, Inc. (Nasdaq: NVTL), a leading provider of wireless broadband access solutions, today reported financial results for the fourth quarter and full year ended December 31, 2005.

Revenues for the fourth quarter were up 16% sequentially to $48.7 million versus revenue of $42.1 million in the prior quarter and up 46% over revenue of $33.4 million reported in the same period last year. Fourth quarter GAAP net income was $121,000 or $0.00 per diluted share. This compares to GAAP net income of $5.2 million or $0.17 per diluted share in the prior year period. Fourth quarter 2005 results include an inventory provision of $2.3 million and a tax benefit of $668,000.

Revenues for the year ended December 31, 2005 were $161.7 million, a 56% increase from $103.7 million reported for the prior year. Net income applicable to common stockholders for 2005 was $11.1 million or $0.37 per diluted share which compares to net income of $13.7 million or $0.48 per diluted share for 2004.

“In 2005, we grew revenues by 56% to a record $161.7 million and we believe that our success in the embedded modules market positions us for continued top line growth in 2006 and beyond,” commented Peter Leparulo, Novatel Wireless’ Chief Executive Officer. “We believe we have taken the leadership position in the embedded market with design wins from five Tier One laptop vendors – including two of the top three laptop vendors in the world - and multiple smaller, mass

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market providers. Since we announced our preliminary results in January, we are pleased to announce that we have won another Tier One laptop manufacturer that is planning to embed our technology in every laptop it ships into selected geographic regions. We believe our wins represent greater than 50% of the Tier One design decisions in the industry to date and many of our OEM partners are now launching in more markets than originally planned. This success led us to accelerate R&D spending on integration, approvals and carrier certification efforts, as we prepare to launch with multiple Tier One partners on multiple carrier networks worldwide.”

“Our success in the embedded market is a natural offshoot of our technology innovation in the PC card business,” added Mr. Leparulo. “In the fourth quarter, revenues were driven by an impressive 74% sequential growth of our EV-DO product sales to Sprint and Verizon to over $25 million in the strongest seasonal quarter. The fourth quarter also included initial sales of our HSDPA wireless data cards to leading carriers in both Europe and North America.”

Recent highlights include:

•	In February, the Company demonstrated the OvationTM MCU 2000 Console at 3GSM in Barcelona. The MCU 2000 is a second generation 3G Multimedia Application Console which converges 3G and WLAN. Additionally at 3GSM, the Company showcased a 3.6Mbps HSDPA data call with partner Alcatel in the Alcatel booth.

•	The Company announced that it will provide PTC with HSDPA ready PC Card Modems for Poland’s WEDGE (UMTS/EDGE) network. This was the first time Novatel Wireless sold its card into a purely WEDGE application.

•	In late January, the Company announced with its partner Siemens that it had completed a 3.6Mbps Data Call on a Tri-Band HSDPA PC Card Modem.

•	The Company announced that it would supply its 3G Wireless Multimedia Application Consoles (MCU 1001) to Telefonica Moviles Espana. The Ovation MCU 1001 provides broadband access for Home, SOHO and Enterprise Markets.

•	The Company announced it had teamed with Dell to provide 3G modems for their next-generation enterprise notebook computers. Novatel Wireless will supply Dell with EV-DO and HSDPA mobile broadband embedded modules.

•	The Company announced Cingular had selected its Merlin U730 PC modem cards for the world’s first HSDPA network rollout.

•	The Company announced that the Merlin V620 won a Mobile Star award for best Wireless modem.

“During the fourth quarter, we took an inventory provision related principally to 2.5G inventory and year-end book-to-physical adjustments, and increased R&D expenditures as we move away from legacy technology and focus more on our embedded business,” explained Dan Halvorson, Novatel Wireless’ Chief Financial Officer. “Fourth quarter gross margins were impacted by the rapid decrease in product margins on UMTS equipment. Moving forward, we expect the increased R&D costs and the gross margin pressure to continue in the first half of the year. Additionally, we expect to see a continued drop in UMTS revenues in the first quarter. Considering these factors, we currently forecast revenues in the range of $40 to $42 million and approximately break even to a loss of $0.03 per share on a non-GAAP basis, which excludes the effect of the adoption of Statement of Financial Accounting Standards No. 123(R) for stock-based compensation expense. As HSDPA technology rolls out more aggressively in the middle of the year and we ramp to volume with some of the largest laptop vendors in the world, we expect our sequential growth and bottom line profits to increase notably in the second half of the year.”

Novatel Wireless will host a conference call for analysts and investors to discuss its quarterly results today at 5:00 p.m. ET. A live Web cast of the conference call will also be accessible from the “Investor Relations” section of the Novatel Wireless Web site (www.novatelwireless.com). Following the live Web cast, an archived version will be available on the Novatel Wireless Web site.

ABOUT NOVATEL WIRELESS, INC.

Novatel Wireless, Inc. is a leading provider of wireless broadband access solutions. Novatel Wireless’ Merlin(TM) PC Cards, Expedite(TM) Embedded Modems, MobiLink(TM) Communications Software Suite, Ovation(TM) 3G Multimedia Application Consoles and Conversa(TM) Software Suite enable high-speed wireless access to personal, corporate and public information. The company delivers innovative 3G solutions to operators, distributors and vertical markets worldwide. Headquartered in San Diego, California, Novatel Wireless is listed on NASDAQ: NVTL. For more information on Novatel Wireless visit www.novatelwireless.com (nvtle).

© 2006 Novatel Wireless. All rights reserved. Novatel Wireless, the Novatel Wireless logo, Merlin, Expedite, Expedite EU730, Expedite EU740, MobiLink, Ovation and Conversa are trademarks of Novatel Wireless, Inc. Other product or service names mentioned herein are the trademarks of their respective owners.

Cautionary Note Regarding Forward-Looking Statements

2005 quarterly and year-end results are preliminary and are unaudited. Some of the information presented in this release constitutes forward-looking statements based on management’s current estimates and expectations. In this context, forward-looking statements often address expected future business and financial performance and often contain words such as “expects”, “anticipates”, “intends”, “plans”, “believes”, “seeks” and “will”, for example. Forward-looking statements by their nature address matters that are, to varying degrees, uncertain and therefore involve risks and assumptions. The Company therefore cannot guarantee future results, performance or achievements.

Factors that could cause actual results to differ materially from Novatel Wireless’ expectations are set forth as risk factors in the Company’s SEC reports and filings and include, without limitation, the future demand for wireless broadband access to data, the future growth of wireless wide area networking, changes in commercially adopted wireless transmission standards and technologies, continued acceptance of the Company’s current product offerings and market demand for and acceptance of the Company’s anticipated new product offerings in 2006, increased competition and pricing pressure from wireless market participants, dependence on third party manufacturers and component suppliers, management of inventory, dependence on intellectual property rights, litigation or regulatory developments, dependence on a small number of customers, and the Company’s general business and strategy, including plans and expectations relating to technology, research and product development, strategic relationships, customers, manufacturing, international expansion, sales initiatives, gross margin and cost containment initiatives. These factors, as well as other factors detailed from time to time in the Company’s SEC reports and filings (available at www.sec.gov), could cause actual results to differ materially. Novatel Wireless assumes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

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NOVATEL WIRELESS, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	As of
	December 31, 2005	December 31, 2004
ASSETS
Current assets:
Cash and cash equivalents	$36,653	$16,486
Marketable securities	47,075	36,591
Accounts receivable, net	28,121	14,061
Inventories	23,132	9,653
Deferred tax assets, net	5,253	—
Other current assets	9,821	2,182

Total current assets	150,055	78,973
Property and equipment, net	13,865	4,476
Marketable securities	6,611	28,144
Intangible assets, net	3,459	4,620
Deferred tax assets, net	1,849	—
Other assets	225	110

	$176,064	$116,323

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$34,226	$5,952
Accrued expenses	11,555	8,493
Restructuring accrual	333	573
Line of credit	5,000	—
Capital lease obligation	3,891	1,127

Total current liabilities	55,005	16,145
Stockholders’ equity:
Common stock	29	29
Additional paid-in capital	343,738	333,945
Accumulated other comprehensive income	(364)	(336)
Accumulated deficit	(222,344)	(233,460)

Total stockholders’ equity	121,059	100,178

	$176,064	$116,323

NOVATEL WIRELESS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2005	2004	2005	2004
Revenue	$48,683	$33,448	$161,736	$103,727
Cost of revenue	38,137	21,857	115,568	69,780

Gross margin	10,546	11,591	46,168	33,947

Operating costs and expenses:
Research and development	7,352	3,334	20,515	10,625
Sales and marketing	2,415	1,577	7,611	4,739
General and administrative	1,970	1,551	7,528	5,138

Total operating expenses	11,737	6,462	35,654	20,502
Operating income (loss)	(1,191)	5,129	10,514	13,445
Other income (expense):
Interest income and expense, net	572	453	2,224	871
Other, net	72	(64)	(216)	(148)

Income (loss) before income taxes	(547)	5,518	12,522	14,168
Income tax expense (benefit)	(668)	349	1,406	349

Net income after taxes	121	5,169	11,116	13,819
Accretion of dividends and beneficial conversion features pertaining to preferred stock	—	—	—	(145)

Net income available to common stockholders	$121	$5,169	$11,116	$13,674

Per share data:
Net income per common share:
Basic	$0.00	$0.18	$0.38	$0.57
Diluted	$0.00	$0.17	$0.37	$0.48
Weighted average shares used in computation of per share calculation:
Basic	29,298	28,710	29,132	23,969
Diluted	30,467	30,876	30,319	28,863